Exhibit 99.h(4)
BROADMARK  FUNDS
FIRST AMENDMENT TO THE
TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT

THIS FIRST AMENDMENT, dated as of the 18th day of April, 2013, to the Transfer Agent and Shareholder Services Agreement dated as of December 3, 2012, the ("Transfer Agent and Shareholder Services Agreement"), is entered into by and between BROADMARK  FUNDS, a Delaware statutory trust (the "Trust"), and ULTIMUS FUND SOLUTIONS, LLC, a limited liability company organized and existing under the laws of the State of Ohio (the "Transfer Agent").

RECITALS

WHEREAS, the parties have entered into the Transfer Agent and Shareholder Services Agreement; and

WHEREAS, the parties desire to add the Broadmark Tactical Fund to the Transfer Agent and Shareholder Services Agreement; and

WHEREAS, Section 17 of the Transfer Agent and Shareholder Services Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Transfer Agent and Shareholder Services Agreement is hereby superseded and replaced with Amended Schedule A attached hereto.

Except to the extent amended hereby, the Transfer Agent and Shareholder Services Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BROADMARK FUNDS	ULTIMUS FUND SOLUTIONS, LLC

By: /s/ Christopher J. Guptill	By: /s/ Robert G. Dorsey
Name: Christopher J. Guptill	Name: Robert G. Dorsey
Title: President	Title: President

SCHEDULE A

TO THE TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT BETWEEN
BROADMARK FUNDS
AND
ULTIMUS FUND SOLUTIONS, LLC

Amendment Dated April 18, 2013

FUNDS

Broadmark Tactical Plus Fund
Broadmark Tactical Fund